Exhibit 4.1

DESCRIPTION OF THE COMPANY’S SECURITIES

Manhattan Associates, Inc., a Georgia corporation (the “Company”), has one class of securities, our common stock, registered under Section 12 of the Securities Exchange Act of 1934, as amended.

DESCRIPTION OF COMMON STOCK

The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Articles of Incorporation, as amended by the Articles of Amendment to our Articles of Incorporation (the “Articles of Incorporation”) and our Amended Bylaws (the “Bylaws”), each of which are incorporated by reference as an exhibit to our most recent Annual Report on Form 10-K. We encourage you to read our Articles of Incorporation and our Bylaws for additional information.

Authorized Shares of Capital Stock

Our authorized capital stock consists of:

•	200,000,000 shares of common stock, $0.01 par value per share; and
•	20,000,000 shares of preferred stock, no par value per share.

Voting Rights

The holders of our common stock are entitled to one vote per share on all matters to be voted upon by our shareholders. Each director will be elected by a plurality of the votes cast with respect to such director’s election (subject to a Board policy requiring a nominee in an uncontested election who is elected with less than a majority of the votes cast to offer to resign). Our common stock has no preemptive rights.

Dividends

Subject to any preferences that may be applicable to any preferred stock issued in the future, the holders of our common stock are entitled to receive ratably any dividends that may be declared from time to time by our board of directors out of funds legally available for that purpose.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after the payment of liabilities, subject to the prior distribution rights of any preferred stock issued in the future.

Anti-Takeover Provisions.

Certain provisions in our Articles of Incorporation and our Bylaws may have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a shareholder might consider favorable. Such provisions may also prevent or frustrate attempts by our shareholders to replace or remove our management. In particular, the Articles of Incorporation and Bylaws, as applicable, among other things:

•	provide for a staggered board of directors, with three classes that are as equal in number as possible;
•	provide that vacancies on the board of directors may be filled by a majority of the directors in office, although less than a quorum;
•	provide the board of directors with the power to retain and discharge our officers; and
•	subject to certain exceptions, provide the board of directors with the ability to alter the bylaws without shareholder approval.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Our Bylaws establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Preferred Stock

The Company is authorized to designate and issue up to 20,000,000 shares of preferred stock, no par value per share, in one or more series and to determine the rights and preferences of each series, to the extent permitted by the Articles of Incorporation, and to fix the terms of such preferred stock without any vote or action by the shareholders. The issuance of any series of preferred stock may have an adverse effect on the rights of holders of common stock and could decrease the amount of earnings and assets available for distribution to holders of common stock. In addition, any issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of the Company.

Listing

The Company’s common stock is listed on the Nasdaq Global Select Market under the symbol “MANH”.

Transfer Agent

The transfer agent for our common stock is Computershare Trust Company, N.A.